Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS 2012 SECOND QUARTER RESULTS

Sixth Sequential Comparable Quarter Increase in Leasing Revenues

Tempe, AZ – August 9, 2012 -- Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 Compared to Second Quarter 2011

•	Total revenues rose 4.0% to $94.2 million from $90.5 million;

•	Leasing revenues rose 5.7% to $82.9 million from $78.4 million;

•	Leasing revenues comprised 88.0% of total revenues compared to 86.6% of total revenues;

•	Sales revenues declined to $10.7 million from $11.5 million;

•	Sales margins were 39% for both periods;

•	Non-GAAP EBITDA was $32.0 million, compared to $34.1 million;

•	Non-GAAP net income was $8.0 million compared to $8.3 million; and

•	Non-GAAP diluted earnings per share was $0.18 compared to $0.19.

Other Second Quarter 2012 Highlights

•	Free cash flow was $8.2 million, after $6.5 million of net capex including fleet expansion in the U.K.;

•	Net debt was paid down by $8.2 million;

•

Yield (total leasing revenues per unit on rent) increased 4.2% compared to the second quarter of 2011, primarily due to an increase in trucking deliveries, product mix and a year-over-year average rental rate increase of 2.1%;

•	Average utilization rate was 57.7% compared to 55.8%;

•	Utilization at June 30, 2012 was 58.9%, an increase from 57.1% the prior year; and

•

Excess availability under our Credit Agreement at June 30, 2012 increased to $558.5 million and after redemption of our 6.875% senior notes on August 2, 2012, excess availability still topped $400 million.

Non-GAAP reconciliation tables are on page 8 of this press release, and show the nearest comparable GAAP results to the non-GAAP results.

Business Overview

Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “This quarter is our sixth consecutive reporting period of comparable quarter leasing revenue growth and reflects improvement in both yield and utilization. We are pleased by the gains in yield which are 4.2% and 5.5% ahead of the 2011 second quarter and 2012 first quarter, respectively. In fact, average yield was at an all time quarterly high of $604 per unit. Utilization has likewise been moving in the right direction averaging 57.7% in this quarter, up from 55.8% in the same period last year and 56.8% in the 2012 first quarter. We closed this quarter with utilization at 58.9% and by July 31st, it rose further to 59.9%.”

Mobile Mini, Inc. News Release	Page 2
August 9, 2012

Mr. Bunger pointed out, “While our construction-related business has been meeting expectations, we are not satisfied with the growth in units on rent in our non-construction U.S. business. However, we are making good progress with our inbound and outbound sales teams at our National Sales Center (“NSC”) which have continued to increase their productivity. In addition, our U.K. operations have been doing a superb job growing leasing revenues which were up 10.0%, compared to the second quarter of 2011.”

Mr. Bunger continued, “The decline in non-GAAP EBITDA and non-GAAP EBITDA margin was primarily due to the start-up of our consumer initiative, including advertising expenses, staffing costs and other operating expenses totaling $2.8 million. Excluding those costs, non-GAAP EBITDA would have been approximately $0.7 million ahead of the 2011 second quarter. The consumer initiative was launched in Phoenix in May and in San Diego, Denver, Austin, Atlanta, Jacksonville and Minneapolis the following month. Given that it is still early, we are currently evaluating this initiative. We are utilizing our existing fleet and branch infrastructure and are carefully monitoring and controlling costs under this consumer effort. Leasing, selling and general expenses also increased due to the continuation of additional deliveries of our offices which have higher repair and maintenance costs, greater business activity and associated freight expense, as well as operating costs related to the 16 new markets we entered since the beginning of 2011.”

On the subject of the 12 new markets for 2011, Mr. Bunger pointed out, “We’ve seen a steady ramp up of units on lease, and the number of these locations that are EBITDA positive keeps growing. We recently entered two more new markets, for a total of four this year. The new locations are in Lexington, the second largest city in Kentucky and Williston, North Dakota which is enjoying a booming energy economy. Additionally, two full service branches were converted into low-cost operational yards.”

Mark Funk, Mobile Mini’s Executive Vice President & CFO, noted, “Through the first half of 2012, we have generated free cash flow for 18 consecutive quarters. Second quarter free cash flow of $8.2 million made possible the pay down of $8.2 million of debt, after $6.5 million of net capital expenditures which included fleet expansion in the U.K. as a result of strong business conditions. That brings the year-to-date debt pay down to $12.4 million, after payment of $7.5 million of financing costs for our new Credit Agreement and $11.4 million of net capital expenditures. Since the acquisition of Mobile Storage Group in mid-2008, we have generated free cash flow of $280.6 million and paid down $247.7 million of debt.”

He continued, “As a result of our reduced borrowings and better rates under our new Credit Agreement, interest expense through the first half of 2012 was reduced by approximately 15% or nearly $3.7 million, compared to the same period of 2011. In addition, with the redemption of the $150.0 million of 6.875% senior notes on August 2, 2012, we estimate approximately $6.6 million in annualized interest savings based upon our Credit Agreement borrowing rate and debt level, exclusive of the redemption premium of approximately $2.6 million. We continue to have a great deal of financial flexibility with over $400.0 million available under our Credit Agreement after the senior note redemption.”

Mr. Bunger concluded, “As noted earlier, we are not satisfied with the year-to-date performance of our U.S. business. As a senior management team, we are focused on growing our units on rent while at the same time, reducing costs. We expect continued revenue growth as the year progresses.”

Mobile Mini, Inc. News Release	Page 3
August 9, 2012

EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. Reconciliations of EBITDA, EBITDA margin, and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.

Conference Call

Mobile Mini will host a conference call today, Thursday, August 9, 2012 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 235,000 portable storage containers and office units with 136 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, increase in utilization, the ability to strengthen, grow and expand our operations, increasing debt pay down, and manage our consumer initiative, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 477-0241 www.mobilemini.com		The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611

(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
August 9, 2012

Mobile Mini, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands except per share data)/(includes effects of rounding)

	Three Months Ended June 30,		Three Months Ended June 30,
	2012 Actual	2012 Non-GAAP (1)	2011 Actual	2011 Non-GAAP (1)
Revenues:
Leasing	$82,854	$82,854	$78,422	$78,422
Sales	10,749	10,749	11,508	11,508
Other	547	547	593	593

Total revenues	94,150	94,150	90,523	90,523

Costs and expenses:
Cost of sales	6,580	6,580	7,070	7,070
Leasing, selling and general expenses (2)	55,574	55,529	49,628	49,337
Integration, merger and restructuring expenses (3)	267	—	266	—
Depreciation and amortization	9,131	9,131	9,018	9,018

Total costs and expenses	71,552	71,240	65,982	65,425

Income from operations	22,598	22,910	24,541	25,098
Other income (expense):
Interest income	1	1	—	—
Interest expense	(10,182)	(10,182)	(11,777)	(11,777)
Foreign currency exchange	(2)	(2)	(1)	(1)

Income before provision for income taxes	12,415	12,727	12,763	13,320
Provision for income taxes	4,645	4,738	4,821	5,035

Net income	7,770	7,989	7,942	8,285
Earnings allocable to preferred stockholders	—	—	(193)	(202)

Net income available to common stockholders	$7,770	$7,989	$7,749	$8,083

Earnings per share:
Basic	$0.17	$0.18	$0.18	$0.19

Diluted	$0.17	$0.18	$0.18	$0.19

Weighted average number of common and common share equivalents outstanding:
Basic	44,627	44,627	42,656	42,656

Diluted	44,952	44,952	44,594	44,594

EBITDA	$31,728	$32,040	$33,558	$34,115

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.
(2)	In 2012, the difference relates to acquisition activity costs that are excluded in the non-GAAP presentation.

In 2011, the difference represents one-time costs that are excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 5
August 9, 2012

Mobile Mini, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands except per share data)/(includes effects of rounding)

	Six Months Ended June 30,		Six Months Ended June 30,
	2012	2012	2011	2011
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$160,471	$160,471	$151,101	$151,101
Sales	20,554	20,554	20,920	20,920
Other	1,048	1,048	1,361	1,361

Total revenues	182,073	182,073	173,382	173,382

Costs and expenses:
Cost of sales	12,478	12,478	13,089	13,089
Leasing, selling and general expenses (2)	109,288	109,149	96,716	96,385
Integration, merger and restructuring expenses (3)	763	—	471	—
Depreciation and amortization	18,145	18,145	17,813	17,813

Total costs and expenses	140,674	139,772	128,089	127,287

Income from operations	41,399	42,301	45,293	46,095
Other income (expense):
Interest income	1	1	—	—
Interest expense	(20,799)	(20,799)	(24,476)	(24,476)
Debt restructuring expense (4)	—	—	(1,334)	—
Deferred financing costs write-off (5)	(692)	—	—	—
Foreign currency exchange	(3)	(3)	(2)	(2)

Income before provision for income taxes	19,906	21,500	19,481	21,617
Provision for income taxes	7,505	8,066	7,388	8,211

Net income	12,401	13,434	12,093	13,406
Earnings allocable to preferred stockholders	—	—	(970)	(1,160)

Net income available to common stockholders	$12,401	$13,434	$11,123	$12,246

Earnings per share:
Basic	$0.28	$0.30	$0.28	$0.31

Diluted	$0.28	$0.30	$0.27	$0.30

Weighted average number of common and common share equivalents outstanding:
Basic	44,558	44,558	39,138	39,138

Diluted	45,006	45,006	44,554	44,554

EBITDA	$59,542	$60,444	$63,104	$63,906

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.
(2)	In 2012, the difference relates to acquisition activity costs that are excluded in the non-GAAP presentation.

In 2011, the difference represents one-time costs that are excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.
(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million in 2011 of 9.75% Notes and is excluded in the non-GAAP presentation.
(5)	Represents a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced with our new $900.0 million Credit Agreement in February 2012 and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
August 9, 2012

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Three Months Ended June 30, 2012 (in thousands except per share data) (includes effects of rounding)				Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Three Months Ended June 30, 2011 (in thousands except per share data) (includes effects of rounding)
	Non-GAAP (1)	Acquisition Expenses (2)	Integration, merger and restructuring expenses (3)	GAAP	Non-GAAP (1)	Leasing, selling and general expenses (5)	Integration, merger and restructuring expenses (3)	GAAP
Revenues	$94,150	$—	$—	$94,150	$90,523	$—	$—	$90,523
EBITDA	$32,040	$(45)	$(267)	$31,728	$34,115	$(291)	$(266)	$33,558
EBITDA margin	34.0%	—	(0.3)%	33.7%	37.7%	(0.3)%	(0.3)%	37.1%
Operating income	$22,910	$(45)	$(267)	$22,598	$25,098	$(291)	$(266)	$24,541
Operating income margin	24.3%	—	(0.3)%	24.0%	27.7%	(0.3)%	(0.3)%	27.1%
Pre tax income	$12,727	$(45)	$(267)	$12,415	$13,320	$(291)	$(266)	$12,763
Net income	$7,989	$(27)	$(192)	$7,770	$8,285	$(179)	$(164)	$7,942
Diluted earnings per share	$0.18	$—	$(0.01)	$0.17	$0.19	$(0.01)	$—	$0.18

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Six Months Ended June 30, 2012 (in thousands except per share data) (includes effects of rounding)					Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Six Months Ended June 30, 2011 (in thousands except per share data) (includes effects of rounding)
	Non-GAAP (1)	Acquisition Expenses (2)	Integration, merger and restructuring expenses (3)	Deferred financing costs write-off (4)	GAAP	Non-GAAP (1)	Leasing, selling and general expenses (5)	Integration, merger and restructuring expenses (3)	Debt restructuring expense (6)	GAAP
Revenues	$182,073	$—	$—	$—	$182,073	$173,382	$—	$—	$—	$173,382
EBITDA	$60,444	$(139)	$(763)	$—	$59,542	$63,906	$(331)	$(471)	$—	$63,104
EBITDA margin	33.2%	(0.1)%	(0.4)%	—	32.7%	36.9%	(0.2)%	(0.3)%	—	36.4%
Operating income	$42,301	$(139)	$(763)	$—	$41,399	$46,095	$(331)	$(471)	$—	$45,293
Operating income margin	23.2%	(0.1)%	(0.4)%	—	22.7%	26.6%	(0.2)%	(0.3)%	—	26.1%
Pre tax income	$21,500	$(139)	$(763)	$(692)	$19,906	$21,617	$(331)	$(471)	$(1,334)	$19,481
Net income	$13,434	$(85)	$(522)	$(426)	$12,401	$13,406	$(203)	$(290)	$(820)	$12,093
Diluted earnings per share	$0.30	$—	$(0.01)	$(0.01)	$0.28	$0.30	$—	$(0.01)	$(0.02)	$0.27

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.
(2)	Represents acquisition activity costs that are excluded in the non-GAAP presentation.
(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.
(4)	Represents a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced by our new $900.0 million credit agreement in February 2012 and is excluded in the non-GAAP presentation.
(5)	Represents one-time costs that are excluded in the non-GAAP presentation.
(6)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes in 2011 and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
August 9, 2012

This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A”, “non-GAAP net income”, “non-GAAP diluted earnings per share” and “free cash flow.” These measurements are deemed “non-GAAP financial measures” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.

EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.

Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.

Non-GAAP SG&A, non-GAAP net income and non-GAAP diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding certain one-time expenses and integration, merger and restructuring expenses to make a more meaningful comparison of our operating performance.

A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding.

Mobile Mini, Inc. News Release	Page 8
August 9, 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$31,728	$33,558	$59,542	$63,104
Interest paid	(24,663)	(17,971)	(27,710)	(23,354)
Income and franchise taxes paid	(548)	(524)	(589)	(590)
Share-based compensation expense	1,730	1,396	3,586	2,721
Gain on sale of lease fleet units	(3,442)	(4,026)	(6,556)	(7,119)
Gain on disposal of property, plant and equipment	(31)	(21)	(44)	—
Changes in certain assets and liabilities, net of effect of business acquired:
Receivables	(2,568)	(4,144)	395	(2,386)
Inventories	365	527	(937)	(367)
Deposits and prepaid expenses	(303)	1,158	(109)	853
Other assets and intangibles	132	(44)	(105)	(118)
Accounts payable and accrued liabilities	12,326	2,694	6,100	633

Net cash provided by operating activities	$14,726	$12,603	$33,573	$33,377

Reconciliation of net income to EBITDA and non-GAAP EBITDA:
Net income	$7,770	$7,942	$12,401	$12,093
Interest expense	10,182	11,777	20,799	24,476
Provision for income taxes	4,645	4,821	7,505	7,388
Depreciation and amortization	9,131	9,018	18,145	17,813
Debt restructuring expense	—	—	—	1,334
Deferred financing costs write-off	—	—	692	—

EBITDA	31,728	33,558	59,542	63,104
Integration, merger and restructuring expenses & other	267	557	763	802
Acquisition expenses	45	—	139	—

Non-GAAP EBITDA	$32,040	$34,115	$60,444	$63,906

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$14,726	$12,603	$33,573	$33,377
Additions to lease fleet	(9,506)	(7,658)	(19,326)	(11,175)
Proceeds from sale of lease fleet units	8,464	9,825	16,117	18,028
Additions to property, plant and equipment	(5,596)	(3,609)	(8,555)	(6,800)
Proceeds from sale of property, plant and equipment	151	15	315	41

Net capital (expenditures) proceeds, excluding acquisitions	(6,487)	(1,427)	(11,449)	94

Free cash flow	$8,239	$11,176	$22,124	$33,471

Mobile Mini, Inc. News Release	Page 9
August 9, 2012

Mobile Mini, Inc.

Condensed Consolidated Balance Sheets

(in thousands except par value data)

(includes effects of rounding)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Cash	$2,947	$2,860
Receivables, net	46,791	47,102
Inventories	21,722	20,803
Lease fleet, net	1,020,670	1,018,742
Property, plant and equipment, net	82,869	79,875
Deposits and prepaid expenses	7,462	7,338
Other assets and intangibles, net	21,409	16,862
Goodwill	516,434	514,469

Total assets	$1,720,304	$1,708,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$23,168	$20,849
Accrued liabilities	41,741	46,369
Lines of credit	333,535	345,149
Notes payable	78	316
Obligations under capital leases	1,042	1,289
Senior Notes, net	349,760	349,718
Deferred income taxes	191,012	183,550

Total liabilities	940,336	947,240

Commitments and contingencies
Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 47,893 issued and 45,718 outstanding at June 30, 2012 and 47,787 issued and 45,612 outstanding at December 31, 2011	479	478
Additional paid-in capital	514,459	508,936
Retained earnings	328,507	316,106
Accumulated other comprehensive loss	(24,177)	(25,409)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	779,968	760,811

Total liabilities and stockholders’ equity	$1,720,304	$1,708,051